Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

Investor Contact: Laura C. Baldwin Director of Finance and Investor Relations 214-473-3969 laura.baldwin@triadhospitals.com	Media Contact: Patricia G. Ball Vice President, Marketing & PA 214-473-3752 pat.ball@triadhospitals.com

Triad Commences Cash Tender Offer and Consent Solicitation for Its 11%

Senior Subordinated Notes Due 2009

PLANO, TX (October 27, 2003) – Triad Hospitals, Inc. (the “Company” or “Triad”) (NYSE: TRI) announced today that it commenced a cash tender offer to purchase any and all of the $325.0 million outstanding principal amount of its 11% Senior Subordinated Notes due 2009. In conjunction with the tender offer, Triad is soliciting consents to effect certain proposed amendments to the indenture governing the notes. The tender offer and consent solicitation are being made pursuant to an Offer to Purchase and Consent Solicitation Statement dated October 27, 2003, and a related Letter of Transmittal and Consent, which more fully set forth the terms and conditions of the tender offer and consent solicitation.

The total consideration to be paid for each validly tendered note will be equal to $1,102.22 per $1,000 principal amount of the notes, plus any accrued and unpaid interest on the notes up to, but not including, the date of payment. The total consideration includes a consent payment of $30.00 per $1,000 principal amount of notes payable only to holders who tender their notes and validly deliver their consents prior to the expiration of the consent solicitation. Holders who tender their notes after the expiration of the consent solicitation will receive the total consideration less the consent payment, or $1,072.22 per $1,000 principal amount of the notes. The consent solicitation will expire at 5:00 p.m., New York City time, on November 4, 2003, unless terminated or extended. The tender offer will expire at 11:59 p.m., New York City time, on November 24, 2003, unless terminated or extended.

Among other things, the proposed amendments to the indenture governing the notes would eliminate most of the indenture’s principal restrictive covenants and would amend certain other provisions contained in the indenture. Adoption of the proposed amendments requires the consent of the holders of at least a majority of the aggregate principal amount of the notes outstanding. Holders who tender their notes will be required to consent to the proposed amendments and holders may not deliver consents to the proposed amendments without tendering their notes in the tender offer. Tendered notes may be withdrawn and consents may be revoked at any time prior to the expiration of the consent solicitation, but not thereafter.

The tender offer is conditioned upon, among other things, a minimum tender condition, a requisite consents condition and the completion of an offering by Triad of new senior subordinated notes in the principal amount of at least $450.0 million. The new notes will not be registered under the Securities Act of 1933, as amended or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Merrill Lynch & Co. and Banc of America Securities LLC are acting as co-dealer managers and co-solicitation agents for the tender offer and the consent solicitation. The depositary for the tender offer is Citibank, N.A. Questions regarding the tender offer and consent solicitation may be directed to Merrill

Lynch & Co., telephone number (888) ML4-TNDR (toll free) and (212) 449-4914 (call collect), and Banc of America Securities LLC, telephone number (888) 292-0070 (toll free) and (704) 388-4813 (call collect). Requests for copies of the Offer to Purchase and Consent Solicitation Statement and related documents may be directed to Georgeson Shareholder Communications Inc., telephone number (888) 549-6627 (toll free) and (212) 440-9800 (call collect).

This announcement is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of consents with respect to the notes. The tender offer and consent solicitation are made solely by means of the Offer to Purchase and Consent Solicitation Statement.

Triad, through its affiliates, owns and manages hospitals and ambulatory surgery centers in small cities and selected larger urban markets. Upon closing of a pending acquisition of 4 hospitals, the Company will have 55 hospitals (including two under construction) and 14 ambulatory surgery centers in 17 states with approximately 9,680 licensed beds. In addition, through its QHR subsidiary, the Company provides hospital management, consulting and advisory services to more than 200 independent community hospitals and health systems throughout the United States.

This press release contains forward-looking statements based on current management expectations. Numerous factors, including those related to market conditions and those detailed from time-to-time in the Company’s filings with the Securities and Exchange Commission, may cause results to differ materially from those anticipated in the forward-looking statements. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties and, therefore, actual results may differ materially. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. All references to “Company”, “Triad”, and “Triad Hospitals, Inc.” as used throughout this document refer to Triad Hospitals, Inc. and its affiliates.